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                                     EXHIBIT 99.1

                     MCAFEE TO COMBINE WITH NETWORK GENERAL; TWO
                      COMPANIES JOIN TO FORM NETWORK ASSOCIATES

World's Largest Network Security and Management Software Company;
Tenth Largest Independent Software Company

SANTA CLARA, Calif., Oct. 13 -- McAfee Assoc. (Nasdaq:MCAF) and Network General Company (NETG) jointly announced today that they have signed a definitive agreement to combine in a stock-for-stock merger valued at over $1.3 billion. The two companies would be combined in a new company named Network Associates, Inc., which would represent the world's largest network security and management software company, and the tenth largest independent software company. In addition, Network Associates would be the largest third-party software provider for Microsoft/Intel-based personal computers and server computers.

The union would bring together the market leaders in network security and network management, one of the industry's most rapidly growing and critical areas of computing. McAfee is a leading provider of enterprise anti-virus, security and help desk automation software while Network General is a leading provider of network fault and performance management solutions. Product offerings from the two companies complement each other on many fronts and with very little overlap in functionality.

"In the age of network computing, there is no more significant market than network security and management," said Bill Larson, president, CEO and chairman of McAfee. "This transaction would solidify our position as a leading supplier of the core technologies in this high-growth market."

"There is powerful synergy across our product lines, our markets and our organizations," said Leslie G. Denend, president and CEO of Network General. "VirusScan and Sniffer are two of the most recognized brands in the network security and management markets. We believe these products, combined with the companies' new products, will establish Network Associates as the premier partner for enterprise customers as they evolve to fully leverage the benefits of a secure, reliable network computing architecture."

Under the terms of the transaction, McAfee will offer 0.4167 shares for each share of Network General stock. Both boards have approved the transaction, and the companies plan to complete it within approximately 90 days, subject to regulatory reviews, approval of each company's shareholders, and other customary closing conditions. Bill Larson will serve as chairman and chief executive officer of Network Associates, and Leslie Denend will serve as president.

The newly formed Network Associates would bring together two industry leaders to form the largest company catering to the network security and management markets. Network Associates' new product family would offer both new and existing McAfee and Network General customers the broadest most comprehensive array of products to protect, manage and monitor corporate

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networks. Network Associates will ease the process by which customers determine their enterprise network security and management needs with a broad product offering and a wealth of experience to help them implement systems that will take them into the next century.

There will be a conference call with Bill Larson and Leslie Denend today at 5:30 Eastern. Press and analysts may call 800-857-6632, and reference password "McAfee" to participate. A copy of the presentation for the conference call can be accessed at McAfee's web site (www.mcafee.com). Network General Corporation (Nasdaq:NETG) is a leading provider of fault, performance and security management solutions for networks worldwide. Founded in 1986, the Company has extensive experience in complex heterogeneous network environments and offers a comprehensive suite of products and services designed to provide Total Network Visibility(R). Worldwide headquarters are located at 4200 Bohannon Drive, Menlo Park, CA 94025.
Telephone: 650-473-2000, or 800-SNIFFER (764-3337).

Founded in 1989, McAfee is the leading worldwide vendor of network security and management solutions for enterprise networks. The company is also the leader in Internet- and Web-based electronic software distribution. McAfee is headquartered in Santa Clara, California, and can be reached at 408-988-3832 or on the Internet at www.mcafee.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, including without limitation, integration risks related to the proposed transaction, risks that the contemplated benefits of the proposed transaction will not be realized and the risk that the proposed transaction will not be consummated. Important factors which could cause actual results to differ materially are described in McAfee's and Network General's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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